Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Biodesix, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-249805) on Form S-8 and (No. 333-261905) on Form S-3 of our report dated March 14, 2022, with respect to the financial statements of Biodesix, Inc.

/s/ KPMG LLP

Denver, Colorado
March 14, 2022